FOR IMMEDIATE RELEASE
SEPTEMBER 15, 2014

DR. RONALD G. FORSYTHE, JR. APPOINTED
TO CHESAPEAKE UTILITIES CORPORATION BOARD OF DIRECTORS

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake”) today announced that Dr. Ronald G. Forsythe Jr., President, Chief Operating Officer and Interim Chief Information Officer of Quality Health Strategies (“QHS”), was appointed to Chesapeake’s Board of Directors effective November 1, 2014.

“We welcome the addition of Ron to our Board,” said Ralph J. Adkins, Chairman of Chesapeake’s Board of Directors. “Beyond his strong relationships across the Delmarva Peninsula, he also brings expertise in many different areas, including strategic and tactical planning, information technology, engineering, renewable energy, economic and workforce development and healthcare, all of which are beneficial as the Company continues to execute its strategic plan.”

“In addition to his roles at QHS, Ron’s previous experience at the University of Maryland Eastern Shore (“UMES”) where he most recently served as Vice President for Planning, Assessment, Technology and Commercialization, and Chief Information Officer, provide additional depth and breadth to our already diverse Board of Directors as we continue to grow in our current service territories, as well as in new markets,” said Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation.

“Chesapeake’s connections with its customers, communities and business partners have been instrumental in its ability to grow its regulated and unregulated energy businesses across the Delmarva Peninsula and beyond. It is an exciting time to be part of a team connecting with the same communities that I have personally and professionally served for many years. I look forward to working closely with the Board and Management in further executing the Company’s growth strategies,” said Dr. Forsythe.

In his current role at QHS, Dr. Forsythe strives to create solutions to transform health. His teams engage healthcare related organizations in the areas of population health, quality improvement, utilization management, health plan quality review, patient safety, and the detection and prevention of medical fraud, waste and abuse. QHS’s services include oversight and education on government sponsored healthcare programs, fraud investigations, health plan quality review, data mining, predictive modeling, medical review and compliance audits, call center management and quality improvement program design and implementation. These solutions improve system performance, create value for institutions and improve healthcare for individuals and communities.

Prior to QHS, during his tenure at UMES, Dr. Forsythe established new academic programs, expanded research capabilities, supported innovations in renewable energy and pioneered efforts to make the UMES campus and lower Eastern Shore more eco friendly in its use of energy.

Currently, Dr. Forsythe is on the Regional Advisory Board of the Branch Banking and Trust Company, a U.S. financial services holding company. He is also on the Board of Directors of the Peninsula Regional Medical Center Foundation, which focuses on capital investments, fund raising, and support of educational programs and community health and wellness initiatives.

Dr. Forsythe’s previous Board affiliations include serving on the Boards of Directors for Quality Health Strategies, Quality Health Foundation, and Horizons® at the Salisbury School. Dr. Forsythe also served on Advisory Boards for the Worcester County, Maryland School System STEM School Initiative as well as the Gateway Computers Higher Education Advisory Board, Sprint Nextel Higher Education Advisory Board, Rave Wireless Product Advisory Board and Microsoft Business Intelligence Customer Advisory Council.

Dr. Forsythe earned a Bachelor of Science degree in Chemical Engineering from the University of Delaware and master’s and doctoral degrees in Chemical Engineering from the University of Maryland College Park. A long-standing resident of the Delmarva Peninsula, he resides in Salisbury, Maryland with his family.

About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission and marketing; electricity distribution; propane gas distribution and wholesale marketing; advanced information services; and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at www.chpk.com.

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For more information, contact:

Michael P. McMasters
President and Chief Executive Officer
302.734.6799